Exhibit 99.3

BANK 1440

BALANCE SHEETS (Unaudited)

(In thousands)

ASSETS	At	At
	June 30,	December 31,
	2014	2013
Cash and due from banks	$1,410	$1,089
Federal funds sold	0	695

Cash and cash equivalents	1,410	1,784

Investments in certificates of deposit	-	251
Securities available-for-sale	16,998	17,154
Investment in restricted stock, at cost	664	641
Loans, net of allowance for loan losses of $1,670 in June 2014 and $1,692 in December 2013	66,681	61,564
Premises and equipment, net	525	588
Accrued interest receivable	361	357
Foreclosed real estate	-	-
Prepaid and other assets	139	141

Total assets	$86,778	$82,480

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Noninterest-bearing	$5,268	$8,058
Interest-bearing	70,109	63,465
Total deposits	75,377	71,523

Accrued interest payable and other liabilities	270	259
Other borrowings	-	-
Total liabilities	75,647	71,782

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, $1 par value; authorized 10,000,000 shares; issued and outstanding 2,045,022 at June 30, 2014 and December 31, 2013	2,045	2,045
Preferred stock, $1 par value; authorized 500,000 shares; issued and outstanding 180,814 shares at June 30, 2014 and December 31, 2013	181	181
Additional paid-in capital	20,704	20,691
Accumulated deficit	(12,488)	(12,707)
Accumulated other comprehensive income	689	488

Total stockholders' equity	11,131	10,698
Total liabilities and stockholders' equity	$86,778	$82,480

BANK 1440

STATEMENTS OF INCOME (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2014	2013
INTEREST INCOME
Loans	$1,886	$1,785
Securities available-for-sale	366	351
Federal funds sold and other	3	18
Total interest income	2,255	2,154
Interest expense on deposits and borrowings	313	299
Net interest income	1,942	1,855
Provision for loan losses	-	-
Net interest income after provision for loan losses	1,942	1,855

OTHER INCOME
Service charges and other	18	11
Gain on sale of loan	18	31
Gain on sale of securities available-for-sale	-	-
Total other income	36	42

OTHER EXPENSES
Salaries and employee benefits	915	814
Occupancy	282	286
Professional fees	100	49
Data processing	147	150
FDIC insurance assessments	27	25
Foreclosed real estate expense, net	-	-
General and administrative	288	291
Total other expenses	1,759	1,615
NET INCOME	$219	$282

BANK 1440

STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Six months ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$219	$282
Adjustments to reconcile net income to net cash
provided by operating activities
Gain on sale of loan	(18)	(31)
Stock-based compensation expense	13	17
Net accretion of securities available-for-sale	(18)	(29)
Depreciation and amortization	82	81
Changes in assets and liabilities
Accrued interest receivable	(4)	2
Prepaid and other assets	2	137
Acrued interest payable and other liabilities	11	143

Net cash provided by operating activities	$287	$602

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturity of certificates of deposit	$251	$-
Purchase of securities available-for-sale	(1,477)	-
Maturities and calls of securities available-for-sale	1,853	1,864
Sale (purchase) of restricted stock	(23)	66
Purchase of premises and equipment	(20)	(17)
Change in Loans Net	(5,099)	(5,592)

Net cash provided by investing activities	$(4,515)	$(3,679)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	3,854	747

Net cash used in financing activities	$3,854	$747

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(374)	(2,330)

CASH AND CASH EQUIVALENTS, beginning of period	1,784	2,768

CASH AND CASH EQUIVALENTS, end of period	$1,410	$438

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for interest	$309	$303